Blox Inc.
Suite 600 - 666 Burrard Street,
Vancouver, British Columbia, Canada V6C 3P6

OTCQB: BLXX

NEWS RELEASE – March 17, 2014

BLOX INC. ANNOUNCES NEW DIRECTOR

Vancouver, British Columbia. Blox Inc. (OTCQB: BLXX) (“Blox” or the “Company”) announces that Mr. Cedric Wilson has been elected to the Board of Directors of the Company. The number of directors now stands at three (3).

Mr. Cedric Wilson has acted as a director of Blox Energy Inc. from February 27, 2014 and served as a director of International Eco Endeavors Corp. from April 28, 2011 until its amalgamation on February 27, 2014. Mr. Wilson graduated from the University of British Columbia and brings over 25 years of financial services experience to our company. Prior to working in the renewable energy/cleantech sector, Mr. Wilson spent 18 years at UnumProvident, a US Fortune 250 financial and insurance services corporation that trades on New York Stock Exchange. His last position with UnumProvident was in the role of Regional Director. The Canadian operations of UnumProvident were purchased by RBC Life Insurance Co. where he served as Regional Vice President until his departure. Mr. Wilson applies his skills to the renewable energy/cleantech sector by consulting for renewable energy companies in developing the investment strategy and framework for investor and sales channels, along with advising on the structure of offerings and the planned creation of tax favoured renewable energy/cleantech partnerships in the sector.

For further information please contact:
Robert Abenante
CEO and President
investors@bloxinc.com

FORWARD-LOOKING STATEMENTS

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed the audit of those results. Actual revenue may differ materially from those anticipated in this press release. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to The Company’s ability to obtain additional financing. The Company undertakes no obligation to publicly update these forward- looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in the Company's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact the Company's success are more fully disclosed in the Company’s most recent public filings with the U.S. Securities and Exchange Commission.